Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations: Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media Relations: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Susan Decker Appointed to Vail Resorts Board of Directors

BROOMFIELD, Colo.-Sept. 28, 2015-Vail Resorts, Inc. (NYSE: MTN) announced today that Susan Decker has been appointed to the Company’s Board of Directors, effective immediately.

Decker, who served as both president and chief financial officer at Yahoo! Inc., currently serves on several boards of directors, including Berkshire Hathaway; Intel Corporation, where she is lead director; and Costco Wholesale. She also serves as an advisor for several venture-backed Internet start-ups and is a trustee of the global non-profit organization, Save the Children.

“We’re thrilled to have someone with Sue’s strong strategic and financial acumen join our board,” said Rob Katz, chairman and chief executive officer of Vail Resorts. “Sue has an outstanding track record of board service for some of the most respected companies in the world and a keen understanding of what it takes to lead a passion-driven organization through an engaged culture and high expectations. We look forward to having Sue’s insight as we chart the future of Vail Resorts.”

During the 2009-2010 academic year, Decker was an entrepreneur-in-residence at Harvard Business School (HBS), where she was involved in case development activities and worked with students. Prior to that, Decker served in several positions for Yahoo! from June 2000 to April 2009. She most recently served as president of Yahoo! from June 2007 to April 2009. Before becoming president, Decker served as the head of one of Yahoo!’s two major business units, the advertiser and publisher group, from December 2006 to June 2007. Decker was Yahoo!’s chief financial officer and executive vice president of finance and administration from June 2000 to June 2007.

Before joining Yahoo!, Decker was with Donaldson, Lufkin & Jenrette (DLJ) in New York City. Most recently, she served as global director of equity research at DLJ. Prior to assuming these responsibilities, she spent 12 years as an equity research analyst covering media, publishing and advertising stocks. In this capacity, Decker received recognition from Institutional Investor magazine as a top-rated analyst for 10 consecutive years, from 1989-1998.

Decker holds a bachelor’s degree from Tufts University, with a double major in computer science and economics, and a master’s degree from HBS. In 2010, she received the Alumni Achievement Award, HBS’s highest honor. Decker also was listed among the top 50 Most Powerful Women in Forbes in 2005, 2007 and 2008.

Sue grew up in Denver and is a passionate skier, having served for a season on the junior ski patrol at Winter Park Resort. Sue currently lives in San Francisco with her fiancé and three children.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company’s subsidiaries operate nine world-class mountain resorts and two urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Perisher in Australia; Afton Alps in Minnesota and Mt. Brighton in Michigan. The Company owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.